Exhibit (d)(2)

CONFIDENTIAL DISCLOSURE AGREEMENT

This Confidential Disclosure Agreement (“Agreement”) is effective as of March 21, 2019 (“Effective Date”) and is made by and between:

Pfizer Inc., a corporation organized and existing under the laws of Delaware, with offices at 235 East 42nd Street, New York, New York 10017 (“Pfizer”); and

Array BioPharma, Inc., a company organized and existing under the laws of Delaware with offices at 3200 Walnut Street, Boulder, CO 80301 (“Company”).

WHEREAS, the Parties possess certain Confidential Information (as defined below) which in the case of Pfizer relates to Pfizer’s oncology business (the “Pfizer Subject Matter”) and in the case of Company relates to Array’s SHP2, KRAS G12V, KRAS G12S and PIM targets (the “Company Subject Matter”) and each desires to disclose to and receive from the other such Confidential Information for the Purpose (as defined below).

Pfizer and Company are sometimes referred to herein individually as “Party” and collectively, as the “Parties”.

The Parties agree as follows:

1)	Definitions

“Affiliates” means, with respect to each Party, the Person(s) that (directly or indirectly) control, are controlled by, or are under common control with the named Party. For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) means (a) possession, direct or indirect, of the power to direct or cause direction of the management or policies of an entity (whether through ownership of securities or other ownership interests, by contract or otherwise), or (b) beneficial ownership of at least fifty percent (50%) of the voting securities or other ownership interest (whether directly or pursuant to any option, warrant or other similar arrangement) or other comparable equity interests of an entity.

“Confidential Information” means (i) all confidential or proprietary information, other than Exempt Information, in any form concerning, in the case of Pfizer, the Pfizer Subject Matter and, in the case of Company, the Company Subject Matter, and in each case which is disclosed by or on behalf of the Disclosing Party or its Affiliates to the Receiving Party or its Representatives pursuant to this Agreement during the Disclosure Period (as defined below) regardless of the manner in which it is disclosed, delivered, furnished, learned or observed, either marked “Confidential” or, if oral, declared to be confidential when disclosed and confirmed in writing within thirty (30) days of disclosure, regardless of the manner in which it is disclosed, delivered, furnished, learned or observed, including all notes, analyses, compilations, studies, interpretations, memoranda, reports or other documents (regardless of the form thereof) prepared by Receiving Party or any of its Representatives to the extent the foregoing contain, reflect or are based upon, in whole or in part, the Disclosing Party’s Confidential Information, and (ii) the Transaction Information (as defined below). Failure to so mark or identify Confidential Information disclosed hereunder as “Confidential” shall not cause the information to be considered non-confidential, with the burden on the Disclosing Party to prove such information should have been known by a reasonable person with expertise on the subject matter, based on the nature of the information and the circumstances of its disclosure, to be Confidential Information.

“Disclosing Party” means the Party to this Agreement which discloses Confidential Information, or on whose behalf Confidential Information is disclosed, to the other Party under this Agreement.

“Disclosure Period” means the period during which either Party may disclose Confidential Information to the other Party. The Disclosure Period shall commence on the Effective Date and shall expire twelve (12) months after such date unless (i) the Disclosure Period is either extended or terminated earlier in writing by mutual agreement of the Parties, in which case the Disclosure Period shall expire on the date agreed by the Parties in such writing or, (ii) the Disclosure Period is terminated pursuant to clause 3 below in which case the Disclosure Period shall expire on the date of termination.

“Exempt Information” means information that (i) the Receiving Party or any of its Representatives lawfully possessed, as demonstrated by competent proof, before the Disclosing Party or its Affiliates disclosed such information under this Agreement, provided such information was not obtained from a Person in breach of any confidentiality obligation to the Disclosing Party or its Affiliates with respect to such information; (ii) is or becomes public (other than as a result of a breach of this Agreement by the Receiving Party or its Representatives); (iii) the Receiving Party or any of its Representatives lawfully obtains from a Person not in breach of any confidentiality obligation to the Disclosing Party or its Affiliates with respect to such information (and Receiving Party has made reasonable inquiry with respect thereto); or (iv) is independently developed by or on behalf of the Receiving Party or its Representatives without the use of, reference to, aid from, or reliance on, the Confidential Information. In clarification of the foregoing, a general disclosure in the public domain will not cause more specific (but related) information to be deemed Exempt Information under one of the above exceptions; similarly, a combination of several pieces of information, which individually would be deemed Exempt Information, will not be deemed Exempt Information unless the combination itself is in the public domain, independently developed by the Receiving Party or its Representatives or otherwise lawfully in the possession of the Receiving Party or any of its Representatives.

“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.

“Purpose” is to explore a possible transaction or other relationship involving the Parties and/or one or more of their respective Affiliates (any transaction or other relationship involving the Parties and/or one or more of their respective Affiliates, a “Transaction”).

“Receiving Party” means the Party to this Agreement which receives Confidential Information from or on behalf of the other Party under this Agreement.

“Representatives” means, with respect to Receiving Party, its Affiliates and its and their respective directors, officers, and employees, agents, contractors, consultants, advisors and representatives.

“Restricted Market(s)” means the Crimean Peninsula, Cuba, the Donbass Region, Iran, North Korea, Sudan, and Syria, or any other country or region subject to sanctions by the United States or European Union.

“Restricted Party(ies)” means an individual or entity on the list of sanctioned entities maintained by the United Nations; the Specially Designated Nationals List and the Sectoral Sanctions Identifications List of the U.S. Treasury Department’s Office of Foreign Assets Control; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List of the U.S. Department of Commerce; entities subject to restrictive measures and the Consolidated List of Persons, Groups and Entities Subject to E.U. Financial Sanctions, as implemented by the E.U. Common Foreign and Security Policy; the List of Excluded Individuals / Entities published by the U.S. Health and Human Services Office of Inspector General; any lists of prohibited or debarred parties established under the U.S. Federal Food Drug and Cosmetic Act; the list of parties suspended or debarred from contracting with the U.S. government; and similar lists of restricted parties maintained by the governmental authorities of the countries that have jurisdiction over the activities conducted under this Agreement.

2)	Treatment of Confidential Information

(a)

The Receiving Party shall maintain, and shall cause its Representatives which have access to the Disclosing Party’s Confidential Information to maintain, the confidentiality of the Disclosing Party’s Confidential Information with the same degree of care as it maintains the confidentiality of its own confidential information, which in no event shall be less than a reasonable standard of care.

(b)

The Receiving Party and its Representatives may use, copy and make extracts of the Disclosing Party’s Confidential Information only in connection with the Purpose and, without limiting the foregoing, shall not use the Confidential Information for the benefit of the Receiving Party or any of its Representatives, or for the benefit of any other Person.

(c)

The Receiving Party shall not disclose any of the Disclosing Party’s Confidential Information to any Person other than its Representatives who (i) are subject to an obligation of confidentiality protecting the Confidential Information on terms no less restrictive than those contained in this Agreement; and (ii) have a need to know the Confidential Information in connection with the Purpose. The Receiving Party is liable to the Disclosing Party for any use or disclosure of the Disclosing Party’s Confidential Information in violation of the terms of this Agreement by any of its Representatives, whether or not such Representatives remain employed by or in contractual privity with the Receiving Party.

(d)

Except as set out in clause 2(e) below, upon the Disclosing Party’s written request, the Receiving Party shall promptly return to the Disclosing Party or, at the Receiving Party’s option, destroy or delete all copies and extracts of the Disclosing Party’s Confidential Information, in whatever medium, then in the Receiving Party’s or its Representatives’ possession. Upon the Disclosing Party’s request, the Receiving Party shall confirm in writing as to any such destruction.

(e)

Notwithstanding clause 2(d) above, the Receiving Party (i) may retain a single copy of the Disclosing Party’s Confidential Information for the sole purpose of ascertaining its ongoing rights and responsibilities in respect of such information; and (ii) shall not be required to destroy any computer files stored securely by the Receiving Party or its Affiliates that are created during automatic system back up, or retained for legal purposes by the legal division of the Receiving Party and its Affiliates, provided that such retained Confidential Information shall remain subject to the terms of this Agreement.

(f)

Notwithstanding anything to the contrary contained herein, the Receiving Party shall be permitted to disclose (and the Receiving Party shall not be required to destroy) any of the Disclosing Party’s Confidential Information that is required or requested to be disclosed by a governmental authority or pursuant to applicable law in connection with a legal or administrative proceeding. The Receiving Party shall (i) to the extent legally permitted, notify the Disclosing Party of any such disclosure requirement or request as soon as practicable; (ii) cooperate with and reasonably assist the Disclosing Party (at the Disclosing Party’s cost) if the Disclosing Party seeks a protective order or other remedy in respect of any such disclosure; and (iii) furnish only that portion of the Confidential Information which, in the opinion of Receiving Party’s legal counsel, is responsive to such requirement or request.

(g)

The Disclosing Party acknowledges and agrees that the Receiving Party may have present or future business activities or opportunities, including business activities or opportunities with other Persons, involving similar products, programs, technologies or processes that may compete with a product, program, technology or process included in the Confidential Information or covered by this Agreement. Accordingly, each Party acknowledges and agrees that nothing in this Agreement shall be construed as a representation or inference that the other Party will not develop for itself or enter into business relationships with other Persons regarding products, programs, technologies or processes that are similar to or that may compete with any product, program, technology or process included in the Confidential Information or covered by this Agreement, provided that Confidential Information shall not be used or disclosed in breach of this Agreement.

3)	Term and Termination

The term during which disclosures may be made and received under this Agreement will be the Disclosure Period. Each Party’s obligations under this Agreement will terminate five (5) years from the Effective Date. Notwithstanding the foregoing, either Party may terminate the Disclosure Period with immediate effect at any time, without cause and in its sole discretion, upon giving written notice.

4)	Other Matters

(a)

Each Party represents and warrants to the other that it has the legal power and authority to enter into and perform under this Agreement, and that it has the right to disclose its Confidential Information, without violating the rights or obtaining the consent of any Person. The Parties acknowledge that (a) neither Party has made any representation, warranty, or promise to the other, express or implied, upon which either is entitled to rely in any way, with respect to the Confidential Information or its accuracy or completeness; and (b) the Parties specifically waive and disclaim any reliance, dependence or action based on any written or verbal statement or promise made by either Party to the other with respect to the Confidential Information.

(b)

Each Party will comply with any and all applicable import, export, and economic sanctions laws and regulations relating to its performance under this Agreement. Each Party will not, for activities under this Agreement, (1) engage in any such activities in a Restricted Market; (2) involve individuals ordinarily resident in a Restricted Market; or (3) involve companies, organizations, or governmental entities from a Restricted Market. Each Party agrees that it will not knowingly transfer to the other any goods, software, technology, information, or services that are (a) controlled at a level other than EAR99 under the U.S. Export Administration Regulations; (b) controlled under the U.S. International Traffic in Arms Regulations (ITAR); (c) specifically identified as an E.U. Dual Use Item; or (d) on an applicable export control list of a foreign country. Each Party certifies that (i) it is not on any Restricted Party list; and (ii) it is not owned or controlled by any individual or entity on any Restricted Party list.

(c)

Neither this Agreement nor the performance by either Party hereunder shall transfer to the Receiving Party any proprietary right, title, interest or claim in or to any of the Disclosing Party’s Confidential Information (including, but not limited to, any intellectual property rights subsisting therein) or be construed as granting a license to its Confidential Information.

(d)

Neither Party is obligated to negotiate or enter into any other agreement with respect to a Transaction and any evaluation or discussions with respect to a possible Transaction may be terminated at the sole discretion of either Party at any time and for any reason, with or without notice. Each Party shall be responsible for its own expenses in connection with any evaluation or discussion relating to the Confidential Information or any possible Transaction between the Parties and/or one or more of their respective Affiliates. Unless and until a definitive agreement (if any) is executed and delivered by the Parties, neither Party is under any legal obligation of any kind with respect to any transaction, except for the matters specifically agreed to in this Agreement, and the execution and delivery of such definitive agreement is a condition precedent to the creation of any legally binding obligation with respect to any Transaction.

(e)

A waiver by either Party of any term or condition of this Agreement must be in writing signed by the waiving Party. A waiver in one instance of a term or condition shall not be deemed a waiver of such term or condition in any other instance.

(f)

This Agreement sets forth the Parties’ entire understanding about its subject matter and supersedes any other prior agreement or understanding between the Parties about its subject matter. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.

(g)

The Parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors and permitted assigns. Neither Party shall assign or delegate its obligations under this Agreement either in whole or in part without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement, without the other Party’s consent, to (a) an Affiliate or (b) a Person that acquires all or substantially all of the business or assets of the assigning Party relating to the subject matter of this Agreement, whether by merger, reorganization, acquisition, sale or otherwise. An assignment of this Agreement to an Affiliate under subsection (a) above shall not relieve the assignor of liability of its obligations hereunder. Any attempted assignment not in accordance with this clause 4(g) shall be void.

(h)

Each Party shall maintain as confidential this Agreement, the fact that discussions are taking place with the other Party regarding a potential Transaction or that Confidential Information has been exchanged between the Parties, the content of such discussions with the other Party, or any terms, conditions or other facts with respect to a potential Transaction (the “Transaction Information”), and neither Party shall issue or make, or cause to be issued or made, any announcement or any other public disclosure concerning this Agreement or the substance of any discussions between the Parties (except as required under applicable laws and regulations) without the prior written consent of the other Party.

(i)

If a court or other tribunal of competent jurisdiction should hold any term or provision of this Agreement to be excessive, invalid, void or unenforceable, the offending term or provision shall be deleted or revised to the extent necessary to be enforceable, and, if possible, replaced by a term or provisions which, so far as practicable, achieves the legitimate aims of the Parties.

(j)

Receiving Party acknowledges that disclosure of Confidential Information or any other act or omission contrary to the terms of this Agreement may cause irreparable harm and significant injury to Disclosing Party for which damages at law may not be an adequate remedy and agrees that Disclosing Party shall have, in addition to any other rights or remedies available to it at law or in equity, the right to seek (a) injunctive relief to enjoin any breach or violation or (b) specific performance of the provisions of this Agreement including those prohibiting disclosure and use of the Confidential Information.

(k)

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same agreement. The Parties agree that execution of this Agreement by industry standard electronic signature software and/or by exchanging executed signature pages in .pdf format via e-mail shall have the same legal force and effect as the exchange of original signatures, and that in any proceeding arising under or related to this Agreement, each Party hereby waives any right to raise any defense or waiver based upon execution of this Agreement by means of such electronic signatures or maintenance of the executed agreement electronically.

(l)

All notices given hereunder shall be in writing and shall be sent to the Parties hereto at the addresses set forth above or to such other address as a Party may provide. Any notice required to be given hereunder shall be deemed to have been sufficiently given, (i) when delivered in person, (ii) on the next business day after mailing by overnight courier service, or, where overnight courier service is unavailable, by other expedited delivery provided by a recognized express courier, or (iii) when delivered via e-mail, provided the original is delivered via one of the preceding methods on or prior to the fifth (5th) business day after transmission of the e-mail. Each notice shall specify the name and date of and parties to this Agreement.

(m)

This Agreement shall be governed by and construed in accordance with the laws of the state of New York, without regard to the conflict of laws principles thereof, and both Parties submit to the exclusive jurisdiction of the courts of the Borough of Manhattan, State of New York, and the Federal courts of the United States of America located in the Southern District of New York.

5)	Securities Laws; Standstill; No Solicitation and No-Hire of Personnel

(a)

Receiving Party acknowledges that it is aware (and that its Representatives who are apprised of a possible Transaction have been or will be advised) of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any Person who has received material, nonpublic information from the issuer of such securities and on the communication of such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities in reliance upon such information.

(b)

Pfizer agrees that, for a period of twelve months from the date of this Agreement (the “Standstill Period”), neither Pfizer nor any of its affiliates will, without the prior written consent of the Company or its Board of Directors:

(i)

acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the Company or any subsidiary thereof;

(ii)

make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company;

(iii)	make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or its securities or assets; or

(iv)

form, join or in any way participate in a “group” (as defined in Section 13 (d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) in connection with the Transaction or any of the foregoing.

(c)

Notwithstanding subsection (b), Pfizer and its affiliates may own (and may acquire shares or other ownership interests in) any mutual fund or similar entity that owns Company securities provided that Pfizer and its affiliates own, in the aggregate, less than 5% of such mutual fund or similar entity and do not exercise control over the management or policies of such entity. The provisions set forth in subsection (b) shall not prohibit passive investments by a pension or employee benefit plan or trust for Pfizer’s or its affiliates’ employees so long as such investments are directed by independent trustees, administrators or employees to whom no Confidential Information has been disclosed.

(d)	Notwithstanding anything to the contrary herein, the Standstill Period shall terminate automatically upon:

(i)	any person (A) becoming the beneficial owner (within the meaning of Section 13(d)(1) of the Exchange Act) of 15% or more of the Company’s outstanding equity securities (excluding any person who reports beneficial ownership of the Company’s equity securities on Schedule 13G), (B) commencing or publicly announcing an intention to commence a tender or exchange offer that, if consummated, would make such person (or any of its Affiliates) the beneficial owner (within the meaning of Section 13(d)(1) of the Exchange Act) of 25% or more of the Company’s equity securities, or any rights or options to acquire such ownership, including from a third party, or (C) making an offer or proposal which if effected would result in a business combination with the Company, which offer or proposal is made public; or

(ii)

the Company (A) entering into or publicly announcing its intention to enter into a definitive agreement with a third party to effectuate a business combination or any transaction which will result in the acquisition, directly or indirectly, by any person or group of beneficial ownership of at least 15% of the Company’s outstanding equity securities or (B) announcing (including through an agent or representative) the Company’s or its Board of Directors’ approval or recommendation of any business combination with the Company.

For purposes of this Agreement, each of the events described in clauses (i) and (ii) of this subsection (d) is a “Trigger Event”. The expiration or termination of the Standstill Period will not terminate or otherwise affect any of the other provisions of this Agreement.

(e)

The Company represents and warrants that it does not have in effect a confidentiality agreement entered into in connection with potential business combination discussions that contains no standstill provisions or standstill provisions less restrictive than those included in this section 5. If during the Standstill Period, the Company enters into any confidentiality or similar agreement with any other party (the “Counterparty”) that relates to a transaction that could reasonably be expected to result in a Trigger Event and that either (i) does not contain a standstill obligation on the part of such Counterparty or (ii) contains standstill provisions that are less restrictive upon the Counterparty than the standstill provisions set forth in this Agreement, the Company shall promptly offer to eliminate or amend (as the case may be) the standstill provisions set forth in this Agreement to be in a form substantially identical to the standstill provisions contained in such other agreement.

(f)

Except as expressly set forth in this section 5, nothing in this Agreement (including, but not limited to, the restrictions on the disclosure and use of information set forth herein) shall restrict or prohibit Pfizer or its Representatives or any of its affiliates from taking any action described in subsection (b) of this section 5.

(g)

The Company agrees that it will not assert that this Agreement or any other agreement between Pfizer or its affiliates, on the one hand, and the Company or its affiliates, on the other hand, restricts any of the actions contemplated by subsection (b) of this section 5 after the expiration or termination of the Standstill Period.

(h)

Pfizer also agrees not to publicly request that the Company or any of its Representatives amend or waive any provision of subsections (b) through (h) of this section 5 (including this sentence); provided, that nothing contained in this Agreement shall prevent Pfizer or any of its Representatives from making confidential communications to the Company’s Chief Executive Officer and/or its Board of Directors (including, without limitation, a confidential proposal to acquire the Company or a confidential request to amend or waive any provision of subsections (b) through (h) of this section 5). If at any time Pfizer is approached by any third party concerning its or such third party’s participating in any of the types of matters referred to in this section 5, Pfizer will not communicate with such third party concerning such participation.

(i)

During the one-year period commencing on the date hereof, Pfizer shall not, and shall cause its Affiliates not to, without the prior written consent from the Company, directly or indirectly, solicit or cause to be solicited for employment, or employ, hire or contract with (as an employee, independent contractor or otherwise) any Specified Employee or otherwise induce or attempt to induce any Specified Employee to terminate or otherwise cease his or her employment with Company or any of its Affiliates; provided, however, the foregoing provision will not prevent Pfizer or its Affiliates from soliciting, employing, hiring or contracting with any Specified Employee (i) pursuant to a general solicitation which is not directed specifically to officers or employees of Company and its Affiliates or (ii) that contacts Pfizer on his or her own initiative in response to a general advertisement without solicitation in violation of this subsection (i) of this section 5. A “Specified Employee” means any officer or employee of Company or any of its Affiliates with whom Receiving Party or its Representatives had direct contact, or who otherwise became known to Receiving Party or its Representatives (including as a result of such officer or employee being identified in the Confidential Information), in connection with evaluating a possible Transaction.

IN WITNESS WHEREOF, duly authorized representatives of the Parties have signed this Agreement as of the Effective Date.

Signed on behalf of Pfizer Inc.

By:	/s/ John DeYoung

Print Name:	John DeYoung

Title:	Vice President

Signed on behalf of Array BioPharma, Inc.

By:	/s/ Andrew Robbins

Print Name:	Andrew Robbins

Title:	COO

Amendment No. 1 to Agreement

(“Amendment No. 1”)

Amendment No. 1 Date:	April 22nd, 2019

Name of Original Agreement:	Confidential Disclosure Agreement (the “Original Agreement,” and together with any previous amendments which may be described below, the “Agreement”)

Effective Date of Original Agreement:	March 21st, 2019 (“Effective Date”)

Parties:	Pfizer Inc (“Pfizer”) and Array BioPharma, Inc. (“Array”)

WHEREAS, the parties hereto desire to amend, among other things, certain terms of the Agreement including the Company Subject Matter of the Agreement.

NOW, THEREFORE, in order to accommodate the desired amendment(s), the parties hereby agree as follows:

1.	Defined Terms. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement.

2.	Amendment(s) to the Agreement.

2.1.	The definition of “Company Subject Matter” is revised to read, in its entirety, as follows:

“Company Subject Matter” means the Company’s business.

3.

Ratification of the Agreement. Except as expressly set forth in Article 2 above, the Agreement shall remain unmodified and in full force and effect. The execution, delivery and effectiveness of this Amendment No. 1 shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the parties to the Agreement, nor constitute a waiver of any provision of the Agreement.

4.

Counterparts. This Amendment No. 1 may be executed in any number of counterparts, each of which shall be an original instrument and all of which, when taken together, shall constitute one and the same agreement.

SIGNATURES IMMEDIATELY FOLLOWING ON NEXT PAGE

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IN WITNESS WHEREOF, the duly authorized representatives of Pfizer and Array have executed this Amendment No. 1 as of the date first above written.

Array BioPharma, Inc.

By:	/s/ Andrew Robbins

Print Name:	Andrew Robbins

Title:	COO

Date:	04/23/2019
(Duly authorized)

Pfizer Inc

By:	/s/ John DeYoung

Print Name:	John DeYoung

Title:	Vice President, Oncology Business Development

Date:	04/23/2019
(Duly authorized)

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